Amerityre Makes Change in Top Management

Boulder City, Nevada (April 29, 2009) – Amerityre Corporation (NASDAQCM: AMTY), today announced that the Company’s Board of Directors has implemented a management restructuring wherein, Gary Benninger, the Company’s President and Chief Executive officer, has resigned and Michael Kapral, the Company’s Vice President of Marketing has been appointed to take his place.  Mr. Benninger joined the Company in October 2005, initially serving as its Chief Operating Officer, before becoming President and Chief Executive Officer in September 2007.  Mr. Benninger will continue to serve as a member of the Company’s Board of Directors.

“Gary has worked hard to put the Company in a position to begin manufacturing and selling solid polyurethane forklift tires,” commented Louis Haynie, Chairman of the Company’s Board of Directors.  “Now, with Mike taking the reins, we expect his knowledge and experience in the tire and tire product markets will launch those tires successfully,” he added.

Mr. Kapral joined the Company in March 2008.  Prior to joining the Company, Kapral was the General Manager of the Tire Products Division of Carpenter Company, a privately held manufacturer of polyurethane materials and products. Kapral has an extensive 25+ year career in the tire and tire products industry.  His experience includes tire fill material manufacture and sales, retread manufacturing operations, retail tire sales ranging from medium truck tires to off-the-road tires.  He began his career working for his father in their retread shop, later moving into retail sales in their four store tire business located in Southern New York State.  Before joining Carpenter, Kapral worked as the Medium Truck Territory Manager for Bridgestone/Firestone in Pennsylvania and Virginia.

“I am confident in the performance of the Company’s new solid polyurethane forklift tires and I am very excited to lead the introduction of this product to the marketplace,” commented Kapral.

About Amerityre

Amerityre is actively engaged in the development of revolutionary new polyurethane elastomer tire technologies.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Amerityre’s technology, materials, license and/or development agreements are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2008, as well as Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:

Anders Suarez

(702) 293-1930 x 112